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                                                                   Exhibit 10.3

                             EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of _______, 2000, is entered into between American Spectrum Realty, Inc., a Maryland corporation (the "Company"), and Harry Mizrahi ("Executive").

                                   Recitals

      A. The Company is a corporation intended to be qualified and to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

      B. The Company wishes to employ Executive and Executive wishes to be employed by the Company, on the terms and conditions set forth below.

      THEREFORE, the parties agree as follows:

      1.    Employment Duties.  During the Term (as defined in paragraph 2
below),   the Company will initially employ Executive as its Chief Operating
Officer and Senior Vice President.   Executive will devote substantially all
of his business time and attention to the performance of his duties under this Agreement. Executive shall have the duties, rights and responsibilities normally associated with his position with the Company, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the President or Chief Executive Officer of the Company or by the Board of Directors. If the Company shall so request, Executive shall act as an officer and/or director of any of the subsidiaries of the Company as they may now exist or may be established by the Company in the future without any compensation other than that provided for in paragraph 3.

      2. Term. The term of Executive's employment under this Agreement (the "Term") will begin on the date of this Agreement and will continue, subject to the termination provisions set forth in paragraph 5 below, until the third anniversary of the date hereof; provided that this Agreement will automatically renew for additional one-year periods unless either party gives written notice to the other not to extend the Term not less than 90 days prior to the then next upcoming expiration date.

      3.    Salary and Bonus.

      a. Salary. During each year of the Term, Executive will receive a salary at the initial annual rate of $200,000 (the "Base Salary"). The Base Salary will be adjusted for each completed property purchase and the revised Base Salary will be paid beginning with the first pay period following a property acquisition that increases the cost for the Company's real property above the thresholds as follows:

-------------------------------------------------------------------------------
Property Cost                                        Annualized Compensation
-------------------------------------------------------------------------------
Over $400 million but less that $500 million                   $266,000
-------------------------------------------------------------------------------
Over $500 million but less than $600 million                   $333,000
-------------------------------------------------------------------------------
Over $600 million but less than $750 million                   $$400,000
-------------------------------------------------------------------------------
Over $750 million                                              $500,000
-------------------------------------------------------------------------------

      b. Bonus. In addition to the Base Salary, the Executive shall be entitled to an annual incentive bonus payable within 120 days after the end of each year ended December 31 in an amount which shall be determined in the sole discretion of the Board of Directors taking into account such factors concerning the performance of the Company and Executive and Executive's overall compensation level as shall be determined by the Board of Directors. The amount of the incentive bonus shall be determined in the sole discretion of the Board of Directors and Executive shall not be entitled to any incentive bonus unless and until such incentive bonus is approved by the Board of Directors.

      4. Fringe Benefits. In addition to the other compensation payable pursuant to this Agreement, during the Term:

      a. Standard Benefits. Executive will be entitled to receive such fringe benefits and perquisites, including medical and life insurance, as are generally made available from time to time to senior management employees and Executives of the Company and to participate in any pension, profit-sharing, stock option or similar plan or program established from time to time by the Company for the benefit of its senior management employees. The Company shall also reimburse Executive for the cost of long term disability insurance not to exceed $4,500 per year.

      b. Vacation and Sick Leave. Executive will be entitled to such periods of paid vacation (not less than three weeks per year) and sick leave allowance each year that are consistent with the Company's vacation and sick leave policy for senior management.

      c. Business Expenses. The Company will pay or reimburse Executive for all business-related expenses incurred by Executive in the course of his performance of duties under this Agreement, subject to the procedures established by the Company from time to time with respect to incurrence, substantiation, reasonableness and approval.

      d. Stock Options. Executive shall be entitled to participate in employee stock plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans. Simultaneously with the closing of the consolidation of the Company, Executive shall receive (i) pursuant to and subject to the Company's 2000 Incentive Plan (the "Plan"), a grant of 50,000 stock options, which options shall be 25% exercisable on the date of grant and the balance of which become exercisable subject to Executive's continuing to be employed by the Company on the applicable dates, in three nearly equal installments on the first, second and third anniversary of the grant. The options shall be granted (i) 50% on the closing of the consolidation pursuant to the Company's Registration Statement on Form S-4 at an option exercise price of $15.00 per share and 50% on the six- month anniversary of such Closing at an option exercise price equal to the fair market value on the date of grant.
Executive has previously received a grant of 35,000 shares of restricted stock pursuant to the Plan which shares shall be subject to repurchase by the Company on termination of Executive's employment for a price of $.01 per share, which repurchase option shall lapse 25% on the date of issuance and 25% on each of the first, second and third anniversary of the date of
grant.   Notwithstanding the foregoing, stock options granted to Executive shall become exercisable and repurchase restrictions on stock grants shall lapse in full upon (i) a Change of Control of the Company (as defined herein) or (ii) Executive's termination of employment by Executive with Good Reason or by the Company without Cause, and Executive shall have one (1) year from such termination, or remaining term of the option, if earlier, to exercise such options.

      5.    Termination of Employment.

      a. Death and Disability. Executive's employment under this Agreement will terminate immediately upon his death and upon 30 days' prior written notice given by the Company in the event Executive is determined to be "permanently disabled" (as defined below).

      b. For Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as defined below), upon providing Executive 30 days' prior written notice of termination, which notice will describe in detail the basis of such termination and will become effective on the 30th day after Executive's receipt thereof unless Executive (i) cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period or (ii) sends, within such 30-day notice period, written notice to the Board disputing in good faith the existence of Cause and requesting arbitration of such dispute pursuant to paragraph 9 below. During the pendency of the arbitration, Executive will continue to receive all compensation and benefits to which he is entitled hereunder. If the Company is not successful in obtaining a determination by the arbitrators that there was Cause for termination, the Company will pay Executive's reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, in connection with such dispute resolution and Executive may elect to terminate his employment and shall receive the payments and benefits set forth in paragraph 6(b) as if his employment were terminated without Cause.

      c. For Good Reason. Executive may terminate his employment under this Agreement for "Good Reason" (as defined below) upon providing the Company 30 days' prior written notice of termination, which notice will detail the basis of such termination and will become effective on the 30th day after the Company's receipt thereof, unless the Company cures the alleged violation or other circumstance which was the basis of such termination within such 30-day notice period; provided that any termination pursuant to
(d)(iii)(C) of the definition of Good Reason shall be made by notice given not more than 60 days after the effective date of the Change of Control (as defined below).

      d.    Definitions.  For purposes of this Agreement:

                  (i) Executive will be deemed "permanently disabled" if he becomes unable to discharge his normal duties as contemplated under this Agreement for more than six consecutive months as a result of incapacity due to mental or physical illness as determined by a physician acceptable to Executive and the Company and paid by the Company, whose determination will be final and binding. If Executive and the Company are unable to agree on a physician, Executive and the Company will each choose one physician who will mutually choose the third physician, whose determination will be final and binding.



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                  (ii)  "Cause" means either (A) a breach by Executive of any material provisions of this Agreement, but only if, after notice provided in subparagraph (b) above, Executive fails to cure such breach; (B) action by Executive constituting willful misconduct or gross negligence in connection with performing his duties hereunder; (C) an act of fraud, misappropriation of funds or embezzlement by Executive in connection with his employment hereunder; or (D) Executive is convicted of, pleads guilty to or confesses to any felony.

                  (iii) "Good Reason" means the occurrence of any of the following, without the prior written consent of Executive: (A) a breach by the Company of any of its material obligations under this Agreement, but only if after expiration of the 30-day notice period provided in subparagraph (c) above, the Company fails to cure such breach or (B) change of location of Company's offices where Executive is currently employed to a location more than 30 miles from such location or (C) a Change of Control. [For Thurber and Mizrahi agreements only: or (D) if Executive ceases to report to William J. Carden in connection with the services under their Agreement.]

                  (iv)  "Change of Control" means the occurrence of:

                  (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Company or
      (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (b) the Company or its Subsidiaries, (iii) any corporation or other Person the majority of its voting power or its voting equity securities is owned, directly or indirectly, by William
      J. Carden or John Galardi or (iv) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

                  (b) The individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or



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
                  (c)   Approval by stockholders of the Company of:

                  (i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction" a "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                              (A)   the stockholders of the Company,
                  immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                              (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                              (C)   no Person other than (i) the Company,
                  (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or
                  (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

                        (ii) A complete liquidation or dissolution of the Company; or

                        (iii) The sale or other disposition of all or
            substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting





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
Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

      6.    Benefits upon Termination.

      a. Termination with Cause or Resignation. Upon termination of Executive's employment by the Company for Cause or a voluntary resignation by Executive (other than for Good Reason pursuant to paragraph 5(c) above) during the Term, the Company will remain obligated to pay Executive only the unpaid portion of his Base Salary and benefits to the extent accrued through the effective date of termination. Any amount due under this subparagraph will be payable within 30 days after the date of termination. In addition to whatever other rights or remedies the Company may have at law or in equity, all stock options held by Executive, whether vested or unvested as of the date of termination, shall immediately expire on the date of termination and all unvested stock-based grants shall immediately expire.

      b. Termination without Cause or for Good Reason. The Company shall also have the right to terminate Executives' employment without Cause. Upon termination of Executive's employment (x) by the Company without Cause or (y) by Executive for Good Reason, Executive will be entitled to the benefits provided below, subject to signing by Executive of a general release of claims in a form satisfactory to the Company:

                  (i) the Company will pay as severance pay to Executive, in monthly installments over a twelve-month period, an amount (the "Severance Amount") equal to two times Executive's Base Salary and bonus for the immediately preceding calendar year or current year if the termination is in the first calendar year of employment (which shall be annualized if the applicable calendar year is less than a full year) unless the termination is covered by subsection (ii) below;

                  (ii) the Company will pay as severance pay to Executive in a lump sum paid within 10 days of Executive's notice an amount equal to [2.99] times Executive's base salary and bonus for the immediately preceding calendar year or current year if the termination is in the first calendar year of employment (which shall be annualized if the applicable calendar year is less than a full calendar year) if the termination is pursuant to
            (d)(iii)(C) of the definition of Good Reason; and

                  (iii) subject to Executive making a valid election to continue medical coverage under the Company's group health plan, the Company will pay Executive's COBRA premium for the shorter of
            (x) 12 months following Executive's termination of employment or
            (y) the end of the COBRA continuation period.

      c. Termination Upon Death or Permanent Disability. Upon termination of Executive's employment upon Executive's death or permanent disability, Executive or Executive's estate will be entitled to the benefits provided below, subject to signing by Executive or Executive's estate of a general release of claims in a form satisfactory to the Company:

                  (i) the Company will pay as severance pay to Executive or Executive's estate, in monthly installments over a twelve-month period, an amount equal to the Executive's Base Salary as in effect on the date of termination of employment; and

                  (ii) subject to Executive making a valid election to continue medical coverage under the Company's group health plan, the Company will pay Executive's COBRA premium for the shorter of
            (x) 12 months following Executive's termination of employment or
            (y) the end of the COBRA continuation period.



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
      c. No Mitigation. Executive will not be required to mitigate the amount of any payment provided for in this paragraph 6 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this paragraph 6 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

      d. Expiration of this Agreement. In the event the Term of this Agreement expires without having otherwise been previously terminated pursuant to paragraph 5 above or by the Company without Cause, Executive will not be entitled to any severance compensation whatsoever under this paragraph 6.

      7.    No Solicitation; Confidentiality; Competition; Cooperation

      1. During the Restricted Period (defined below), neither Executive nor any Executive-Controlled Person (defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, employ in any capacity or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive or employee of the Company or of any of its affiliates. As used in this Agreement, the term "Executive-Controlled Person" shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

      2. Executive acknowledges that, through his status as [TITLE] of the Company, he has, and will have, possession of important, confidential information and knowledge as to the business of the Company and its affiliates, including, but not limited to, knowledge of marketing and operating strategies, acquisition, leasing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by the Company and its affiliates, possible acquisitions and similar information. Executive agrees that all such knowledge and information constitutes a vital part of the business of the Company and its affiliates and is by its nature trade secrets and confidential information proprietary to the Company and its affiliates (collectively, "Confidential Information"). Executive agrees that he shall not, so long as the Company remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the Company or any of its affiliates.

      3. All memoranda, notes, notebooks, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, portable computers and the like, on microfiche, disk or by any other means, made or compiled by or on behalf of Executive or made available to him





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relating to the Company are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with the Company.

      4. During the Non-Competition Period, neither Executive nor any Executive-Controlled Person will (i) render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in the acquisition, development, renovation or ownership of any office, office/warehouse, industrial, warehouse or apartment properties located in the Restricted Area, and (ii) engage in any active or passive investment in or reasonably relating to the acquisition, development, renovation, or ownership of office, office/warehouse, industrial, warehouse or apartment properties located in the Restricted Area (such activities described in clauses (i) and (ii) being herein called the "Company Business"). During the Non-Competition Period, Executive shall not, without the prior written consent of the Company, hold an equity interest in any firm, partnership or corporation which competes with Company Business, except that beneficial ownership by Executive (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less than five (5%) percent of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as Company Business, if such stock is listed on a national securities exchange or publicly traded in the over-the-counter market, shall not constitute a breach of the covenants contained in this paragraph 7.

      5. (i) As used in this Agreement, "Restricted Period" shall mean the twelve (12) months following Executive's termination of employment for any reason.

            (ii) As used in this Agreement, "Non-Competition Period" shall mean the twelve months following Executive's termination of employment, unless the termination is (A) by the Company without Cause (other than at the expiration of the Term), or (B) by the Executive for Good Reason.

            (iii) As used in this Agreement "Restricted Area" shall mean any location within 50 miles of any apartment, office, office/warehouse, industrial or warehouse property owned by the Company.

      6. Following Executive's termination of employment, Executive will cooperate with the Company, its executives, counsel and other professional advisors (i) to the extent reasonably possible with respect to the consummation of matters




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
that were in progress at the time of Executive's termination of employment and
(ii) with respect to any litigation or regulatory matters arising out of or related to the business, operations, or personnel of the Company (including participation in depositions, hearings and trials, as and if deemed necessary or appropriate by the Company, execution of appropriate affidavits and participation in interviews with Company counsel). The Company shall compensate Executive on a reasonable basis for any services provided by Executive pursuant to this paragraph 7(f).

      7. The provisions contained in this paragraph 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this paragraph 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

      8. Executive agrees that the provisions of this paragraph 7 are reasonable and necessary for the protection of the Company and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by the Company. Executive further covenants and agrees that if he shall violate any of his covenants under this paragraph 7, the Company shall not be obligated to make any payments or provide any benefits provided in paragraph 6 and the Company shall be entitled to recover any amounts previously paid pursuant to paragraph 6. Such a remedy shall, however, not be exclusive and shall be in addition to any injunctive relief or other legal or equitable remedy to which the Company is or may be entitled. Accordingly, Executive agrees that he shall reimburse the Company for any reasonable attorneys' fees and expenses that the Company might incur in enforcing this paragraph 7 if it is judicially determined that Executive has breached this paragraph 7.

      8. Indemnification. To the full extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any and all judgments, penalties, fines, amounts paid in settlement, and other reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, investigative or other) for any action or omission in her capacity as a director, officer or employee of the Company. Indemnification under this paragraph 8 shall be in addition to, and not in substitution of,




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
any other indemnification by the Company of its officers and directors.

      9. Arbitration. The parties hereto will endeavor to resolve in good faith any controversy, disagreement or claim arising between them, whether as to the interpretation, performance or operation of this Agreement or any rights or obligations hereunder. If they are unable to do so, any such controversy, disagreement or claim will be submitted to binding arbitration, for final resolution without appeal, by either party giving written notice to the other of the existence of a dispute which it desires to have arbitrated. The arbitration will be conducted in New York, New York by a single neutral arbitrator and will be held in accordance with the rules of the American Arbitration Association. The decision and award of the arbitrators must be in writing and will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of arbitration will be borne in accordance with the determination of the arbitrator with respect thereto, except as otherwise specified in paragraph 5(b) above. Pending a decision by the arbitrator with respect to the dispute or difference undergoing arbitration, all other obligations of the parties will continue as stipulated herein, and all monies not directly involved in such dispute or difference will be paid when due.

      10.   Miscellaneous.

      a. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

      b. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction will remain binding and enforceable.

      c. The rights and obligations of the Company under this Agreement inure to the benefit of, and will be binding on, the Company and its successors and permitted assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and permitted assigns; provided, however, Executive shall not be entitled to assign or delegate any of his




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rights and obligations under this Agreement without the prior written consent of the Company; provided, further, that the Company shall not have the right to assign or delegate any of its rights or obligations under this Agreement except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by the Company.

      d. Any notice to be given under this Agreement will be personally delivered in writing or will have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, will be addressed to its principal place of business, attention: Secretary, and if mailed to Executive, will be addressed to him at his home address last known on the records of the Company or at such other address or addresses as either the Company or Executive may hereafter designate in writing to the other.

      e. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

      f. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS.

      g. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and will not be used in construing it.

                         IN WITNESS WHEREOF, the parties have executed this
Agreement on the day and year first set forth above.

                               AMERICAN SPECTRUM REALTY, INC.



                               By:
                                   --------------------------------------
                                    Name:
                                    Title:


                                   --------------------------------------
                                               Harry Mizrahi



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